UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                (Amendment No. 1)

                    Under the Securities Exchange Act of 1934


                            BEACON POWER CORPORATION.
        -----------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
        -----------------------------------------------------------------
                         (Title of Class of Securities)

                                   073677 10 6
                              --------------------
                                 (CUSIP Number)

                                December 31, 2003
        ----------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         /   /    Rule 13d-1(b)
         / X /    Rule 13d-1(c)
         /   /    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of the section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G
                             CUSIP NO. 073677 10 6

1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     DQE Enterprises, Inc. 25-1541872
     ------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group

      (a)
          ------
      (b)
          ------

3.   SEC Use Only

                  ---------------------------------------------

4.   Citizenship or Place of Organization                   Pennsylvania
                                                            ---------------

Number of         5.   Sole Voting Power                    0
  Shares                                                    ---------------
Beneficially      6.   Shared Voting Power                  0
  Owned by                                                  ---------------
Each Reporting    7.   Sole Dispositive Power               0
  Person                                                    ---------------
   With:          8.   Shared Dispositive Power             0
                                                            ---------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     0
     ----------------

10.  Check if the Aggregate Amount in Row (9) Excludes Certain
     Shares
             --------

11.  Percent of Class Represented by Amount in Row (9)

                                                            0%
                                                            --------------

12.  Type of Reporting Person                               CO
                                                            --------------



                               Page 2 of 6 Pages

                                  SCHEDULE 13G
                             CUSIP NO. 073677 10 6

Item 1.

    (a)      Name of Issuer

             Beacon Power Corporation
             -------------------------------------------------------

    (b)      Address of Issuer's Principal Executive Offices

             234 Ballardvale Street, Wilmington, MA 01887-1032
             -------------------------------------------------------
Item 2.

    (a)      Name of Persons Filing

             DQE Enterprises, Inc.
             -------------------------------------------------------

    (b)      Address of Principal Business Office or, if none, Residence

             411 7th Avenue, Mail Drop 7-2, Pittsburgh, PA 15219
             -------------------------------------------------------

    (c)      Citizenship

             Pennsylvania, USA
             -------------------------------------------------------

    (d)      Title of Class of Securities

             Common Stock
             -------------------------------------------------------

    (e)      CUSIP Number

             073677 10 6
             -------------------------------------------------------




                               Page 3 of 6 Pages

                                  SCHEDULE 13G
                             CUSIP NO. 073677 10 6


Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a) / /  Broker of dealer  registered  under section 15 of the Act;

     (b) / /  Bank as defined in section 3(a)(6) of the Act;

     (c) / /  Insurance company as defined in section 3(a)(19) of the Act;

     (d) / / Investment company registered under section 8 of the Investment Company Act of 1940;

     (e) / / An investment adviser in accordance with ss.240.13d-1(b)(l)(ii)(E);

     (f) / / An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

     (g) / / A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

     (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

     (j) / /  Group, in accordance with ss.240.13d-1((b)(l)(ii)(J)

Item 4.  Ownership
         ---------

     (a) The Reporting Person may be deemed to be the beneficial owner of 0 shares of the Common Stock of the Issuer which the Reporting Person is holding subject to market conditions.

     (b) The shares covered by this report represent 0% of the Common Stock of the Issuer.

     (c) The Reporting Person has sole voting and dispositive power over 0 shares of the Common Stock of the Issuer.

Item 5.  Ownership of Five Percent or Less of a Class


                               Page 4 of 6 Pages

                                  SCHEDULE 13G
                             CUSIP NO. 073677 10 6


     If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:
                                                                  -----X----

Item 6.  Ownership of More than Five Percent on Behalf of
         Another Person

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

         Not applicable.

Item 8.  Identification and Classification of Members of the Group

         Not applicable.

Item 9.  Notice of Dissolution of Group

         Not applicable.

Item 10. Certification

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.







                               Page 5 of 6 Pages

                                  SCHEDULE 13G
                             CUSIP NO. 073677 10 6




                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                DQE ENTERPRISES,INC.


                                    February 11, 2004
                                    ---------------------------------
                                                 Date

                                    /s/ Eric R. Stoltz
                                    ---------------------------------
                                               Signature

                                    Eric R. Stoltz/
                                    Vice President and Treasurer
                                    ---------------------------------
                                               Name/Title










                               Page 6 of 6 Pages